EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2019

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (January 28, 2020) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $12.5 million and $48.9 million, or $0.22 and $0.87 diluted earnings per common share (“EPS”), for the quarter and year ended December 31, 2019, respectively, compared to net income of $12.7 million, or $0.23 EPS, for the linked quarter and $10.6 million and $45.1 million, or $0.19 and $0.79 EPS, for the same periods last year, respectively. Pre-tax, pre-provision net earnings for the quarter and year ended December 31, 2019 were $18.6 million and $70.7 million, respectively, compared to $17.5 million for the linked quarter and $15.0 million and $66.5 million for the same periods last year, respectively.
Pre-tax, pre-provision net earnings, a non-GAAP financial measure, is presented because management believes this financial metric provides stockholders with useful information for evaluating the profitability of the Company. A schedule reconciling our GAAP net income to pre-tax, pre-provision net earnings is provided in the tables below.
Simone Lagomarsino, President and Chief Executive Officer, stated, “I'm pleased to announce our financial results for the quarter and year ended December 31, 2019. During the quarter, our net interest margin continued to show improvement, increasing to 1.89% compared to 1.84% during the linked quarter. The growth in our margin was primarily attributable to a nine basis point decline in our cost of deposits, as declines in short-term market rates during the second half of the year are benefiting our funding costs. Deposits declined by $127.3 million during the quarter caused primarily by a reduction in our wholesale deposits, which we intentionally allowed to runoff to remove excess liquidity from our balance sheet. Loan yields were 4.07% during the quarter and were relatively flat compared to the linked quarter yield of 4.08%. Loan prepayment speeds remained elevated during the quarter as customers continued to move to long-term fixed rate loans to benefit from the current rate environment. As a result, total loans declined by $28.5 million during the quarter despite loan originations of $412.7 million compared to $382.4 million for the linked quarter and $470.2 million for the same period last year. We continue to maintain a disciplined approach to expense management and, as a result, we are one of the most efficient companies within our peer group, with an efficiency ratio of 45% and a noninterest expense to average total assets ratio of 87 basis points for the quarter.”
Ms. Lagomarsino continued, “During the quarter, we successfully completed the planned relocation of our San Rafael branch to a new location in San Rafael, as well as the planned relocation of our Manhattan Beach administrative offices to Gardena, California. As discussed during the previous quarter, we expect to save $1.1 million annually in connection with these moves. Both moves went smoothly and we did not experience any negative deposit impact at our new San

Rafael branch as a result of the relocation. In addition, I'm proud to announce that we will be opening a new branch during the first quarter of 2020 in El Segundo, California. This will be the Bank's eleventh overall branch and our tenth in California.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On January 28, 2020, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on February 18, 2020 to shareholders of record as of February 7, 2020.
Net Interest Income
Net interest income for the quarter ended December 31, 2019 totaled $33.2 million compared to $32.6 million for the previous quarter and $31.8 million for the same period last year. As compared to the linked quarter, net interest income was positively impacted by a $1.8 million decline in interest expense primarily caused by a decrease in the average balance and cost of interest bearing deposits of $46.6 million and 9 basis points, respectively, partially offset by a decline in interest income of $1.2 million, which was predominantly caused by a $874 thousand decline in swap income earned during the quarter. During the quarter ended December 31, 2019, swap income earned was $532 thousand compared to $1.4 million during the linked quarter. To a lesser extent, interest income was further impacted by a decline in the average balance of our loan portfolio of $32.7 million, as well as a 23 basis point decline in the yield on investments and a $32.4 million and 46 basis point decline in the average balance and yield of cash and cash equivalents, respectively. The $1.4 million, or 4.4%, increase in net interest income over the same period last year was largely related to an increase in the average balance and yield of our loan portfolio of $229.9 million and 19 basis points, respectively, compared to the same period last year. These increases were partially offset by an increase in the average balance and cost of interest bearing deposits of $218.0 million and 19 basis points, respectively, compared to the same period last year. Net interest margin for the quarter ended December 31, 2019 was 1.89%, compared to 1.84% for the previous quarter and 1.88% for the same period last year. The margin increase over the linked quarter primarily relates to the 9 basis points decline in our cost of interest bearing deposits, partially offset by a 23 and 46 basis point decline in the yield on investment securities and cash and cash equivalents, respectively. These declines were related to the repricing of deposits and short-term and variable rate interest earning assets to lower interest yields as a result of the Federal Open Market Committee's ("FOMC") interest rate cuts during the second half of the year. The higher net interest margin as compared to the same period last year primarily relates to our interest bearing deposits repricing during the current period to lower rates more quickly than our loan portfolio. During the quarter ended December 31, 2019, the yield on our interest earning assets increased by 13 basis points, while the cost of our interest bearing liabilities increased by 13 basis points. Despite these equal changes, our net interest margin improved during the current quarter compared to the same period last year due to the higher proportion of average interest earning assets compared to average interest bearing liabilities. Our net interest spread in the fourth quarter of 2019 was 1.73%, increasing by 5 basis points compared to the previous quarter and unchanged compared to the same period last year.
Net interest income for the year ended December 31, 2019 totaled $128.4 million compared to $125.1 million for the prior year. The $3.3 million, or 2.7%, increase in net interest income over the prior year was primarily related to growth in the average balance and yield of our loan portfolio, which increased by $577.9 million and 26 basis points, respectively. The improvement in net interest income was further enhanced by growth in the average balance and yield of our investment portfolio, which increased by $76.7 million and 21 basis points, respectively. These increases were partially offset by growth in the average balance and cost of our interest bearing deposits of $646.0 million and 50 basis points, respectively, and to a lesser extent, an increase in the cost of FHLB advances of 18 basis points, compared to the previous year. Net interest margin for the year ended December 31, 2019 was 1.84%, compared to 1.98% for the prior year. The decline in net interest margin primarily relates to our rising cost of funds, which had generally outpaced the increases in yield on our interest earning assets during the majority of this year, due to short-term rate increases at the end of 2018 and the flattening of the yield curve, which inverted for a period during 2019. Our net interest spread during the year ended December 31, 2019 was 1.66%, declining by 17 basis points compared to the previous year.
Noninterest Income
Noninterest income for the quarter ended December 31, 2019 totaled $814 thousand, compared to $993 thousand for the previous quarter and $1.2 million for the same period last year. The decrease of $179 thousand in noninterest income, or 18.0%, for the quarter ended December 31, 2019 compared to the linked quarter, was primarily attributable to a $144 thousand decline in fair value adjustments recorded on our equity securities, as well as a $77 thousand decrease in gains on sale of loans compared to the prior quarter. The decrease of $432 thousand in noninterest income, or 34.7%, for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018, was primarily due to a $484 thousand special FHLB dividend received during the quarter ended December 31, 2018.

Noninterest income for the year ended December 31, 2019 totaled $4.7 million, compared to $4.1 million for the prior year. The increase of $544 thousand in noninterest income, or 13.2%, was primarily attributable to an increase in gains on sale of loans of $467 thousand, a non-recurring equipment recovery of $384 thousand and an increase in the fair value of equity securities of $344 thousand, partially offset by the FHLB special dividend, discussed above.
Noninterest income primarily consists of FHLB stock dividends, mark to market adjustments on equity securities, fee income and the financial impact related to loans sold.
Noninterest Expense
Noninterest expense for the quarter ended December 31, 2019 totaled $15.3 million compared to $16.1 million for the previous quarter and $18.0 million for the same period last year. Compared to the linked quarter, noninterest expense decreased $728 thousand, or 4.5%, primarily due to the write-off of unamortized leasehold improvements totaling $1.1 million related to the planned relocation of our San Rafael branch and Manhattan Beach administrative office during the linked quarter and a $440 thousand decline in federal deposit insurance assessments due to the full utilization of our remaining Small Bank Assessment Credit during the current quarter. As previously discussed, the facilities moves are expected to yield future annual cost savings of $1.1 million. The decreases in noninterest expense were partially offset by an increase of $394 thousand in advertising costs in connection with our deposit gathering efforts. Compared to the same period last year, noninterest expense decreased $2.6 million, or 14.6%, during the quarter ended December 31, 2019 primarily attributable to $2.3 million in compensation and consulting costs incurred during the quarter ended December 31, 2018 related to the CEO succession plan and a $949 thousand decline in federal deposit insurance, discussed above, partially offset by a $634 thousand decline in capitalized loan origination costs.
Noninterest expense for the year ended December 31, 2019 totaled $62.4 million compared to $62.7 million for the same period last year. The decrease of $319 thousand, or 0.5%, is primarily attributable to a decline in compensation and consulting costs incurred last year related to the CEO succession plan, discussed above, partially offset by a $1.6 million increase in deposit related advertising costs and the $1.1 million relocation write-offs, discussed above.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at December 31, 2019 were $7.0 billion, an increase of $108.6 million, or 1.6%, from December 31, 2018. The increase was primarily due to a $100.3 million, or 1.6%, increase in loans held-for-investment. Absent loan sales of $68.3 million during the current year, loan growth would have been $168.6 million, or 2.8%. Total liabilities increased $75.3 million, or 1.2%, and were $6.4 billion at both December 31, 2019 and December 31, 2018. The increase in total liabilities was primarily attributable to growth in our deposits of $233.7 million, or 4.7%, partially offset by a decrease in FHLB advances of $164.4 million, or 14.4%, compared to December 31, 2018.
Loans
Total loans at December 31, 2019 were $6.2 billion, an increase of $100.3 million from December 31, 2018. Our loan portfolio generally consists of income property loans ("IPL") and single family residential ("SFR") mortgage loans, which represent 67.2% and 32.4%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $4.2 billion at December 31, 2019 compared to $3.9 billion at December 31, 2018. The yield on the IPL portfolio was 4.33% during the quarter ended December 31, 2019, compared to 4.33% and 4.01% during the linked quarter and the same period last year, respectively. The increase in yield compared to the same period last year was the result of the rate on new loan originations generally exceeding the rate on loan payoffs between early 2017 and mid 2019, as well as $532 thousand of swap related income earned during the current quarter. For the quarter ended December 31, 2019, IPL loan originations and the corresponding weighted average coupon totaled $234.6 million and 4.08%, respectively, compared to $207.1 million and 4.26%, respectively, for the linked quarter and $268.2 million and 4.73%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the linked quarter and the same period last year was primarily due to the current year decline in market interest rates. Prepayment speeds within the IPL loan portfolio were 17.2% for the quarter ended December 31, 2019, compared to 13.9% and 9.1% during the linked quarter and the same period last year, respectively. The elevated prepayment speeds during 2019 were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.

Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.0 billion and $2.3 billion at December 31, 2019 and December 31, 2018, respectively. The yield on the SFR portfolio was 3.51% during the quarter ended December 31, 2019, compared to 3.57% and 3.66% during the linked quarter and the same period last year, respectively. The decreases in yield compared to the linked quarter and the same period last year were the result of an increase in the accelerated recognition of deferred loan origination costs due to higher prepayment levels. For the quarter ended December 31, 2019, SFR loan originations and the corresponding weighted average coupon totaled $165.8 million and 4.14%, respectively, compared to $167.1 million and 4.16%, respectively, for the linked quarter and $198.4 million and 4.69%, respectively, for the same period last year. The decline in the average coupon for the current period originations compared to the same period last year was primarily due to the current year decline in interest rates, as well as competitive pricing pressures. Prepayment speeds within the SFR loan portfolio were 36.7% during the quarter ended December 31, 2019, compared to 35.6% and 26.4% during the linked quarter and the same period last year, respectively. As discussed above, the elevated prepayment speeds during 2019 were primarily related to customers refinancing their hybrid-ARM loans to take advantage of lower long-term interest rates.
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Asset Quality
Nonperforming assets totaled $6.3 million, or 0.09% of total assets, at December 31, 2019, compared to $2.0 million, or 0.03% of total assets, at December 31, 2018. The increase in nonperforming assets was primarily due to several SFR loans being placed on nonaccrual status during the year ended December 31, 2019. There was no real estate owned at December 31, 2019 and December 31, 2018 and we have not foreclosed on any collateral since 2015. For the quarter ended December 31, 2019, we recorded loan loss provisions of $1.0 million compared to recapturing loan loss provisions of $500 thousand in the prior quarter and recording loan loss provisions of $150 thousand for the same period last year. The loan loss provision recognized during the quarter was primarily recorded to adequately provide for an increase in criticized loans during the period, as well as a singular SFR loan that we downgraded due to concern about collateral devaluation during what may be a protracted workout period as a result of an impending divorce and possible bankruptcy. Our allowance for loan losses to total loans was 0.58% at December 31, 2019, compared to 0.56% at December 31, 2018.
For the year ended December 31, 2019, loan loss provisions of $1.3 million were recorded compared to $3.6 million for the same period last year. The lower loan loss provisions during the current year were primarily due to slower loan growth as compared to the prior year.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $65.4 million at December 31, 2019 compared to $64.6 million at December 31, 2018, an increase of $846 thousand, or 1.3%. Prepaid expenses and other assets primarily consist of bank owned life insurance, prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $5.2 billion at December 31, 2019, an increase of $233.7 million, or 4.7%, from December 31, 2018. Retail deposits increased $285.2 million, while wholesale deposits decreased $51.5 million. Our cost of interest bearing deposits was 1.98% during the quarter ended December 31, 2019 compared to 2.07% during the linked quarter and 1.79% during the same period last year. The decline in our cost of interest bearing deposits compared to the linked quarter is predominantly due to a decline in short-term interest rates due primarily to the FOMC's interest rates cuts during the second half of the year. The increase in our cost of interest bearing deposits compared to the same period last year was primarily related to repricing in our time deposit portfolio, which had been impacted by rising short-term interest rates in the prior year and competitive pricing pressures. The cost of time deposits were 2.34% during the quarter ended December 31, 2019, compared to 2.40% and 2.12% for the linked quarter and same period last year, respectively.
Other Liabilities
Other liabilities totaled $61.7 million at December 31, 2019, compared to $55.7 million at December 31, 2018, an increase of $5.9 million or 10.6%. Other liabilities primarily consist of accrued employee benefits, loan escrow balances, checks outstanding and accrued interest payable.

Capital
Stockholders’ equity totaled $614.5 million, an increase of $33.3 million, or 5.7%, compared to December 31, 2018. Stockholders' equity represented 8.7% and 8.4% of total assets at December 31, 2019 and December 31, 2018, respectively. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required for bank regulatory capital purposes. At December 31, 2019, our Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital ratios were 10.57%, 18.99%, 18.99% and 19.94%, respectively, for the Bank, and 9.47%, 15.46%, 17.02% and 17.97%, respectively, for the Company. At December 31, 2019, the Company’s tangible stockholders' equity ratio was 8.68%. A schedule reconciling our GAAP financial amounts to the calculation of tangible stockholders' equity is provided in the tables below.
During the quarter ended December 31, 2019, the Company did not repurchase any shares in connection with its stock repurchase program. During the year ended December 31, 2019, the Company repurchased 870,001 shares at an average price of $10.10 per share and a total cost of $8.8 million. At December 31, 2019, the remaining authorized balance available to repurchase shares in connection with the program was $4.7 million.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $7.0 billion, total loans of $6.2 billion and total deposits of $5.2 billion as of December 31, 2019. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial real estate lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and eight lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” and other cautionary statements in our Annual Report on Form 10-K for the year ended December 31, 2018 and other reports we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2019 (unaudited)	December 31, 2018
ASSETS
Cash and cash equivalents	$88,565	$91,697
Available for sale debt securities, at fair value	625,074	608,528
Held to maturity debt securities, at amortized cost	10,170	11,860
Equity securities, at fair value	11,782	11,438
Loans held-for-investment	6,230,977	6,130,630
Allowance for loan losses	(36,001)	(34,314)
Total loans held-for-investment, net	6,194,976	6,096,316
FHLB stock	30,342	31,823
Premises and equipment, net	19,504	20,981
Prepaid expenses and other assets	65,415	64,569
Total assets	$7,045,828	$6,937,212

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$5,234,717	$5,001,040
FHLB advances	978,702	1,143,132
Junior subordinated deferrable interest debentures	61,857	61,857
Senior debt	94,416	94,293
Other liabilities	61,672	55,745
Total liabilities	6,431,364	6,356,067
Total stockholders' equity	614,464	581,145
Total liabilities and stockholders' equity	$7,045,828	$6,937,212

CONDENSED CONSOLIDATED INCOME STATEMENTS

	Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest and fee income:
Loans	$63,452	$64,010	$58,285	$249,530	$211,835
Investment securities	3,517	3,900	3,792	15,461	12,430
Cash and cash equivalents	464	766	614	2,151	1,792
Total interest income	67,433	68,676	62,691	267,142	226,057
Interest expense:
Deposits	26,406	27,927	22,970	105,092	69,112
FHLB advances	5,731	5,983	5,782	24,896	23,285
Junior subordinated deferrable interest debentures	560	604	611	2,447	2,266
Senior debt	1,574	1,577	1,577	6,300	6,307
Total interest expense	34,271	36,091	30,940	138,735	100,970
Net interest income before provision for (reversal of) loan losses	33,162	32,585	31,751	128,407	125,087
Provision for (reversal of) loan losses	1,000	(500)	150	1,250	3,600
Net interest income after provision for (reversal of) for loan losses	32,162	33,085	31,601	127,157	121,487
Noninterest income	814	993	1,246	4,675	4,131
Noninterest expense	15,341	16,069	17,962	62,368	62,687
Income before provision for income taxes	17,635	18,009	14,885	69,464	62,931
Provision for income taxes	5,178	5,273	4,282	20,603	17,871
Net income	$12,457	$12,736	$10,603	$48,861	$45,060
Basic earnings per common share	$0.22	$0.23	$0.19	$0.87	$0.80
Diluted earnings per common share	$0.22	$0.23	$0.19	$0.87	$0.79

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Years Ended
(Dollars in thousands except per share data)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
PERFORMANCE RATIOS
Return on average:
Assets	0.70%	0.71%	0.62%	0.69%	0.70%
Stockholders' equity	8.14%	8.45%	7.34%	8.15%	7.96%
Efficiency ratio (1)	45.15%	47.86%	54.44%	46.86%	48.51%
Noninterest expense to average assets	0.87%	0.90%	1.05%	0.88%	0.98%
Loan to deposit ratio	119.03%	116.74%	122.59%	119.03%	122.59%
Average stockholders' equity to average assets	8.63%	8.43%	8.46%	8.48%	8.84%
Dividend payout ratio	25.99%	25.39%	31.13%	26.67%	35.43%
YIELDS/RATES
Yield on loans	4.07%	4.08%	3.88%	4.01%	3.75%
Yield on investments	2.11%	2.34%	2.39%	2.34%	2.13%
Yield on interest earning assets	3.84%	3.88%	3.71%	3.82%	3.57%
Cost of interest bearing deposits	1.98%	2.07%	1.79%	2.01%	1.51%
Cost of borrowings	2.75%	2.77%	2.86%	2.77%	2.60%
Cost of interest bearing liabilities	2.11%	2.20%	1.98%	2.16%	1.74%
Net interest spread	1.73%	1.68%	1.73%	1.66%	1.83%
Net interest margin	1.89%	1.84%	1.88%	1.84%	1.98%
CAPITAL
Total equity to total assets	8.72%	8.45%	8.38%
Tangible stockholders' equity to tangible assets (1)	8.68%	8.41%	8.33%
Book value per share	$10.97	$10.80	$10.31
Tangible book value per share (1)	$10.91	$10.74	$10.25
ASSET QUALITY
Net recoveries	$78	$202	$78
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.10%	0.21%	0.03%
Nonperforming assets to total assets	0.09%	0.18%	0.03%
Allowance for loan losses to loans held-for-investment	0.58%	0.56%	0.56%
Allowance for loan losses to nonperforming loans	568.47%	269.88%	1705.47%
LOAN COMPOSITION
Multifamily residential	$3,985,981	$3,959,351	$3,671,069
Single family residential	$2,021,320	$2,079,811	$2,262,811
Commercial real estate	$203,134	$201,067	$184,039
Construction and land	$20,442	$19,191	$12,611
Non-mortgage	$100	$100	$100
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$43,597	$47,134	$65,970
Interest bearing transaction accounts	$222,509	$209,442	$179,272
Money market deposit accounts	$1,441,923	$1,484,420	$1,458,365
Time deposits	$3,526,688	$3,621,006	$3,297,433

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Years Ended
(Dollars in thousands)	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
Pre-tax, Pre-provision Net Earnings
Income before provision for income taxes	$17,635	$18,009	$14,885	$69,464	$62,931
Plus: Provision for loan losses	1,000	(500)	150	1,250	3,600
Pre-tax, pre-provision net earnings	$18,635	$17,509	$15,035	$70,714	$66,531
Efficiency Ratio
Noninterest expense (numerator)	$15,341	$16,069	$17,962	$62,368	$62,687
Net interest income	33,162	32,585	31,751	128,407	125,087
Noninterest income	814	993	1,246	4,675	4,131
Operating revenue (denominator)	$33,976	$33,578	$32,997	$133,082	$129,218
Efficiency ratio	45.15%	47.86%	54.44%	46.86%	48.51%

(Dollars in thousands except per share data)	December 31, 2019	September 30, 2019	December 31, 2018
Tangible Book Value Per Share
Total assets	$7,045,828	$7,161,419	$6,937,212
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	7,042,531	7,158,122	6,933,915
Less: Total liabilities	(6,431,364)	(6,556,047)	(6,356,067)
Tangible stockholders' equity (numerator)	$611,167	$602,075	$577,848
Period end shares outstanding (denominator)	55,999,754	56,034,771	56,379,066
Tangible book value per share	$10.91	$10.74	$10.25
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$611,167	$602,075	$577,848
Tangible assets (denominator)	$7,042,531	$7,158,122	$6,933,915
Tangible stockholders' equity to tangible assets	8.68%	8.41%	8.33%